Exhibit 99.1

Investor Contact:	Brendon Frey, ICR
(203) 682-8216
Brendon.Frey@icrinc.com

PR Contact:	Melissa Layton, Crocs, Inc.
(303) 848-7885
mlayton@crocs.com

Crocs, Inc. Appoints Beth J. Kaplan to Board of Directors
___________________________________________________________________________

NIWOT, COLORADO — December 16, 2019 — Crocs, Inc. (NASDAQ: CROX), a global leader in casual footwear for women, men and children, today announced that Beth J. Kaplan has been appointed to its board of directors effective January 1, 2020.

Ms. Kaplan brings more than three decades of leadership, merchandising, e-commerce, retail and consumer marketing experience to Crocs’ board. She currently serves as a managing member of Axcel Partners, LLC, investing in consumer-facing early stage and growth companies. In addition to Axcel Partners, LLC, Ms. Kaplan is currently a director of the Meredith Corporation (NYSE: MDP) and the Howard Hughes Corporation (NYSE: HHC). She is also a director and advisor at Rent The Runway, Framebridge, Care/of, and Leesa Sleep.

Ms. Kaplan previously served as the president and chief operating officer of Rent the Runway, which is disrupting the fashion industry by enabling women to rent versus buy clothing. In that capacity, she worked closely with the co-founders, overseeing finance, operations, merchandising, customer insights, business development and retail.
In addition, Ms. Kaplan has served in leadership positions for other global consumer brands, including president and chief merchandising and marketing officer, and director at General Nutrition Centers Inc., where she played an integral role in the company’s 2011 IPO, the most successful IPO that year. Additionally, she served as executive vice president and general manager at Bath & Body Works, executive vice president of marketing and merchandising at Rite Aid Drugstores, and had a 16-year tenure at Procter & Gamble, where she was president and general manager of the cosmetics and fragrance division, including Cover Girl and Max Factor.
“We are pleased to welcome Beth to Crocs’ board of directors,” said Thomas J. Smach, chairman of the board. “She has a record of positively impacting mainstream consumer brands, as well as infusing new thinking into product development, retail, e-commerce strategy and marketing. Her experience and leadership will be invaluable as we continue to see rapid growth that drives shareholder value.”
“Crocs is an iconic brand and its recent resurgence is nothing short of historic,” said Kaplan. “I look forward to helping the brand continue its incredible journey and advancing its goal of ensuring everyone is comfortable in their own shoes.”
Crocs President and CEO Andrew Rees added: “Beth brings a wealth of expertise to our company, and has achieved unparalleled accomplishments in her career across key areas of focus for us, such as marketing, merchandising and customer insights. She is a celebrated marketing professional and we are thrilled to have her join us as a strategic advisor and partner.”
About Crocs, Inc.:
Crocs, Inc. (Nasdaq:CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. Crocs’ proprietary Croslite™ material, a molded footwear technology, is included in the vast majority of Crocs’ collection and delivers extraordinary comfort with each step.
In 2019, Crocs declares that expressing yourself and being comfortable are not mutually exclusive. To learn more about Crocs or our global Come As You Are™ campaign, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Category:Investors